TRUE RELIGION SALES GROW 80% AND PROFITS DOUBLE IN THIRD QUARTER

LOS ANGELES--(BUSINESS WIRE)-November 9, 2004-True Religion Apparel, Inc., (OTCBB:TRLG) is pleased to announce that its sales and profits continued to grow during the third quarter ending September 30, 2004. Sales rose 81% and net income after tax climbed 103% in the quarter ending September 30, 2004 over the quarter ending June 30, 2004. Sales for the nine months ended September 30, 2004 were $14,107,507 versus $1,017,057 for the same nine month period a year ago.

	SALES	NET INCOME AFTER TAX
Quarter Ended September 30, 2004	$7,350,792	$954,102
Quarter Ended June 30, 2004	$4,061,906	$469,906
Quarter Ended March 31, 2004	$2,694,809	$255,587
Quarter Ended December 31, 2003	$1,338,275	$156,122
Quarter ended September 30, 2003	$ 710,143	$ 3,750

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	Three Months Ended September 30,2004	% of Sales	Nine Months Ended September 30,2004	% of Sales
Net Sales	$7,350,792	100%	$14,107,507	100%
Gross Profit	3,465,659	47	6,642,089	47
Costs and Expenses	1,691,557	23	3,663,893	26
Income from Operations	1,774,102	24	2,978,196	21
Legal Settlement	125,000	2	125,000	1
Provision for Taxes	695,000	9	1,173,600	8
Net Income	954,102	13%	1,679,596	12%

Net Income for the three and nine months ended September 30, 2004 includes a one-time payment of $125,000 in consideration of a Settlement Agreement and Mutual General Release with The Indigo Group USA, Inc. terminating a lawsuit with Indigo. In addition, net income for the three and nine months ended September 30, 2004 includes a one-time non-cash valuation expense of $46,100 based upon the extension of time (from July 12, 2004 to September 10, 2004) granted to holders of 900,000 share purchase warrants. The warrant holders exercised all of the warrants, the Company received proceeds of $1,000,000 and we issued 900,000 of our common shares in exchange for the warrants.

Sales to U. S. customers for the three months ended September 30, 2004 grew by 115% over the three months ended June 30, 2004 to $4.1 million. During the quarter, True Religion continued its sales to its major department store customers in the U.S.A. and is selling in 25 Nieman Marcus stores, currently the Company's largest U.S. customer, approximately 15 Saks Fifth Avenue stores, 35 Nordstrom's stores, Bloomingdales and Barney's New York. The Company also made reorder shipments to more than 200 of its specialty store customers.

True Religion employs exclusive distributors outside the United States. Sales to distributors currently represent 40% of total sales, with Japan being the largest foreign market representing 21% of total sales. Sales through Jameric, the Company's Japanese distributor, grew this quarter by 23% to $1,579,000 over the quarter ending June 30, 2004 with the largest sales to Isetan and Barney's Japan. Jameric has open orders totaling $5.0 million. Unifa (United Fashion Agency), the company's distributor in Germany, Switzerland and Holland shipped $523,000 of our products for the third quarter, representing a 38% increase over the quarter ending June 30. A.N.V. Clothing, the Company's newly-appointed Canadian distributor, shipped $202,000 worth of True Religion Brand Jeans in the third quarter, representing a 15% increase over the quarter ended June 30th.. Sales in the United Kingdom amounted to $150,000, down 33% this quarter from the second quarter ending September 30th.. True Religion has new distributors in France, Italy and Scandinavia and is in the process of appointing several new distributors in other countries where True Religion Jeans are currently not sold. When these agreements are finalized, a release will be issued.

True Religion continues to have an outstanding order backlog for shipment of approximately $15,000,000 of True Religion Brand Jeans; $7.3 million are for shipments due in 2004 and $7.7 million for shipments in 2005.

True Religion Apparel's offices are located at 1525 Rio Vista Avenue, Los Angeles, California 90023. At these offices, the Company, through its wholly owned subsidiary Guru Denim, Inc. manufactures, markets, distributes and sells "True Religion Brand Jeans" in the United States, Canada, the United Kingdom, Europe, Australia and Japan. True Religion Brand Jeans can be found at Neiman Marcus, Saks Fifth Avenue, Ron Herman, Henri Bendel, Bloomingdales, Nordstrom, Barneys and approximately 300 fashion boutique clothing stores throughout the United States and Canada. True Religion Brand Jeans can also be found at fine stores in Japan, including Barney's Japan and in England, including Selfridges, Harrod's and Harvey Nichols.

Forward-Looking Statements

Statements in this document that are not purely historical are forward-looking statements, including any statements regarding beliefs, plans, expectations or intentions regarding the future. Forward-looking statements in this release include statements regarding the Company's belief that: (i) True Religion Apparel, Inc. will be able to ship its entire sales order backlog of $15.0; and (ii) that it can grow by broadening its distribution in the U.S. and abroad. Readers should be aware that at times, otherwise firm orders can be cancelled, production of jeans can be delayed or impeded through manufacturing difficulties, there may be defects in manufacture which may cause returns or order cancellation, and trade shows can be cancelled or postponed. Readers should also refer to the risk disclosures outlined in periodic reports filed by the Company from time to time with the Securities and Exchange Commission.

CONTACT:

True Religion Apparel, Inc.

Charles Lesser 323 266-3072